For Immediate Release

Larry Kramer Joins GuruNet Board

Former MarketWatch CEO Adds Content Monetization Expertise

New York, NY - May 10, 2005 - GuruNet Corporation (AMEX: GRU), creator of the Answers.com reference-based search engine, announced today the appointment of Larry Kramer to its board of directors. Mr. Kramer serves as president of CBS Digital Media, overseeing content and sales of the network’s disparate Web properties, including CBS.com, CBSNews.com, SportsLine.com and UPN.com. Formerly, Mr. Kramer was the founder, Chairman and CEO of MarketWatch, Inc. (NASDAQ: MKTW), which was recently acquired by Dow Jones & Company (NYSE: DJ).

“We are delighted to have someone of Larry’s caliber joining our board,” said Bob Rosenschein, founder and CEO of GuruNet. “His contributions to digital content speak for themselves, and his success creating monetization strategies will be a real asset to our team as we focus on revenue growth.”

“Answers.com has impressed the industry with its novel approach to supplying immediate answers and giving the kind of context that traditional search engines can’t provide,” explained Kramer. “Watching their rapid growth, I’ve been intrigued by the tremendous potential and excited to be part of their development.”

Mr. Kramer proposed the creation of a joint venture between Data Broadcasting Corp. and CBS and led CBS MarketWatch through its launch in October 1997. He also managed the company through its successful IPO in January 1999, three acquisitions and the ultimate sale of the company to Dow Jones in January, 2005 for approximately $520 million in cash.

Mr. Kramer spent more than 20 years in journalism as a reporter and editor. In 2000, he appeared on the list of the 100 most influential business journalists of the 20th century. In 2004 he was awarded the Editor & Publisher Magazine annual lifetime “EPPY” award for “Outstanding Individual Achievement.” Mr. Kramer was a founding board member of the Online Publishers Association in 2001. He was elected Chairman of the Board of Directors of OPA in 2004 and re-elected for a second one-year term for 2005.

Larry Kramer replaces Michael Eisenberg, of Israel Seed Partners, who is voluntarily stepping down from the board for personal reasons. Mr. Eisenberg’s resignation and departure from the board and its Compensation Committee, became effective today,

About GuruNet

GuruNet Corporation (AMEX: GRU) operates Answers.com (www.answers.com), a leading reference engine. Founded in 1999 by Bob Rosenschein, GuruNet Corporation (www.gurunet.com) provides patented technology and software tools to access concise information on demand. For additional information, visit www.gurunet.com.

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